Exhibit 10.1
COMPENSATION DUE AT TIME OF SEPARATION FOR EXECUTIVE OFFICERS

PURPOSE
The purpose of this UScellular severance program is to provide severance pay, as described below, to eligible executive officers of United States Cellular Corporation (“USCC”) whose employment is involuntarily terminated by UScellular under certain limited circumstances.

PROVISIONS
Officers of USCC who are: (1) executive officers of USCC within the meaning of Rule 3b-7 under the Securities Exchange Act and (2) employed by USCC or a subsidiary thereof (collectively, “UScellular”) (each, an “executive officer” or “EO”) will be eligible to receive the following compensation at the time of an involuntary separation without cause provided that all of the other terms of this policy are complied with:

•Severance pay equal to one year of base pay at the time of separation, excluding bonuses and incentives (cash or equity), benefits, perquisites and any other type of special pay.

Under certain circumstances, UScellular will consider supplementing this schedule with discretionary amounts and benefits such as an EO’s estimated COBRA premiums, if any, for the same time period covered by severance pay, prorated annual bonus and outplacement services. UScellular has no obligation to provide these supplements.

At termination, EOs also are entitled to all base pay through the last day worked and any unused accrued vacation pay. Please refer to UScellular’s Long-Term Incentive (“LTI”) Plan and any related agreements for information on the impact of the termination on any unvested performance share, restricted stock unit or other equity awards.

For purposes of this policy, an “involuntary separation without cause” is defined as an involuntary termination by UScellular due to a strategic organizational change, such as a reduction in force, outsourcing or other restructuring, that results in the elimination of the EO’s position at UScellular; provided, however, that an involuntary termination without cause shall not include any separations where the EO is offered a position that is similar and/or comparably compensated with UScellular or with a new functional owner (whether a parent or affiliate of UScellular, an entity that acquires all or part of UScellular’s business, or an entity to which UScellular outsources any service). Should the EO accept a similar position with the parent or an affiliate of UScellular that remains part of the TDS controlled group, the EO shall be eligible for severance from UScellular in accordance with the terms of this policy should, within one year following the transfer of their employment to the parent or affiliate of UScellular, the EO be terminated under conditions that would have entitled the EO to severance hereunder had the EO remained employed and been terminated by UScellular for the same reason.
This policy does not apply to separations for other reasons, including the following:
•separation for cause or unsatisfactory performance (as determined by UScellular);
•refusal to accept or be reassigned to a position that is similar and/or comparably compensated within UScellular or UScellular’s parent, affiliates or successors;
•death or disability;
•termination upon or in connection with the sale of any of the stock or assets of UScellular, including a subsidiary, business unit or division of UScellular, provided that the EO is offered a position that is similar and/or comparably compensated;
•termination as the result of UScellular outsourcing a portion of its business, provided that the EO is offered a position that is similar and/or comparably compensated;
•the EO voluntarily leaves employment for any reason, including retirement;
•the EO voluntarily leaves employment prior to the date UScellular specifies as the EO’s termination date or fails to satisfactorily meet performance expectations through that date.

For all purposes of this policy, UScellular shall determine whether a position is similar and/or comparably compensated. 1

For the avoidance of doubt, a change in control or other corporate transaction involving UScellular does not result in severance under this policy unless it results in an eligible separation as described above.
1 For the avoidance of doubt, any employment offer from T-Mobile US, Inc. or an affiliate thereof to an employee of UScellular that complies with the terms of that certain Securities Purchase Agreement, dated as of May 24, 2024, by and among Telephone and Data Systems, Inc., United States Cellular Corporation, USCC Wireless Holdings, LLC and T-Mobile US, Inc., as it may be amended or supplemented, shall be considered an offer of a position that is similar and/or comparably compensated for all purposes of this program.

The severance payment will be contingent upon the EO signing, dating and returning within the specified time period (and not revoking) a separation agreement and general release of claims against UScellular and its parent and affiliates that will describe in detail the components of the severance package as well as all associate rights.

Eligible EOs will receive severance pay in a lump sum as soon as practicable after their separation date (but in no event later than March 15 of the calendar year following the calendar year in which the eligible EO’s separation date occurs). Severance payments will be reduced by any tax withholdings required or permitted by law or authorized by the EO.

If an eligible EO receives severance pursuant to this policy and is subsequently rehired by UScellular or by another company in the TDS controlled group, the EO must repay any amounts which result in him/her/them being paid for both severance and salary at the same time (determined as if the severance had been paid as salary continuation rather than in a lump sum payment). UScellular, its parent or affiliate reserves the right to specify a start date for any rehire situation.

If UScellular separates any EO who has a valid, written contract addressing severance, any applicable terms regarding severance stipulated in the contract overrides this policy and this policy does not apply. In addition, EOs are ineligible for severance under any other severance policy, including Policy No. 701-2 – UScellular’s Compensation Due at Time of Separation Policy and Policy No. 701-2(a) – UScellular’s Compensation Due at Time of Separation Policy for Certain Officers.

Each payment of severance and any other payment pursuant to this Policy 701-2(b) shall constitute a "separately identified" amount within the meaning of Treasury Reg. §1.409A-2(b)(2).

ADMINISTRATIVE RESPONSIBILITIES
The Human Resources department administers all severance payments.

Leaders must obtain approval on all severance payments from the Human Resources Department prior to taking any termination actions. This approval must be obtained in a timely manner. Any requests for an exception to this policy must be approved by the Chairman of UScellular (the “Chairman”), and will be conditioned on the EO complying with the other terms of this policy, including the execution of the appropriate separation agreement and general release form.

The Chairman reserves the right to supplement the severance schedule in extraordinary situations. The Chairman must approve all requests to supplement this policy. A decision to supplement the severance with respect to an EO shall not obligate UScellular to supplement the severance with respect to any other EO.

The Chairman reserves the right, in his sole discretion, to interpret the terms of this policy and to determine whether any EO will receive severance pay, and decisions by the Chairman under this policy shall be final, binding and conclusive with respect to all parties. The Chairman may modify, amend or terminate this policy at any time and for any reason, with or without advance notice to any party.